As filed with the Securities and Exchange Commission on November 17, 2000
                            Registration No. 0-16206

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         OAK TREE MEDICAL SYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                  Delaware                               02-0401674
        (State or other jurisdiction of                (IRS Employer
          incorporation or organization)            Identification Number)

                 375 Passaic Avenue, Fairfield, New Jersey 07004
       (Address of Registrant's principal executive offices and zip code)

       Registrant's telephone number, including area code: (973) 439-1911

           Consulting Agreements with Burton Dubbin, Timothy Stoakes;
 Option Agreement with David Casterline; Officer and Director Compensation Plan
             and Employment and Fee Agreement with Richard P. Greene
                            (Full title of the plans)

                             Henry Dubbin, President
                         Oak Tree Medical Systems, Inc.
                 375 Passaic Avenue, Fairfield, New Jersey 07004
                                 (973) 439-1911
    (Address, including zip code, and telephone number of agent for service)

                                    Copy to:
                             Richard P. Greene, P.A.
       2455 E. Sunrise Boulevard, Suite 905, Ft. Lauderdale, Florida 33304
                                 (954) 564-6616
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                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------

Title of Each                                  Proposed Maximum            Proposed Maximum            Amount
Class of                        Amount             Offering                    Aggregate                 of
Securities to                    to be             Price per                   Offering             Registration
be Registered                 Registered         Share/Option                    Price                   Fee
----------------------------------------------------------------------------------------------

Common Stock, $.01 par value:
Burton Dubbin                  219,600(1)           $.75(3)                       $164,700               $43.48
                               300,000(2)           $.68                           204,000                53.86
Scott Rosenblum                330,000(2)            .68                           224,400                59.24
David Casterline               100,000(2)         $  .60                            60,000                15.84
                                50,000              2.25                           112,500                29.70
                                50,000              3.00                           150,000                39.60
                                50,000              6.00                           300,000                79.20
Timothy Stoakes                 45,000(1)            .75(3)                         33,750                 8.91
                               400,000(2)            .68                           272,000                71.81
                               150,000(2)            .60                            90,000                23.76
Maxwell Rabb                    30,000(2)            .68                            20,400                 5.39
Henry Dubbin                    30,000(2)            .68                            20,400                 5.39
Fred Singer                     30,000(2)            .68                            20,400                 5.39
Jerry Klepner                   30,000(2)            .68                            20,400                 5.39
Simon Boltuch                   20,000(2)            .68                            13,600                 3.59
Richard P. Greene               10,000(1)            .75(3)                          7,500                 1.98
TOTAL                                                                                                   $452.53(4)

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--------------------------------------------------------------------------------
(1) Represents shares issuable pursuant to agreement(s) for services rendered or to be rendered.

(2)  Represents shares underlying the options issuable under certain conditions.

(3) The prices hereof may change prior to the effective date of the Registration Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a).

(4)  Reflects the required filing fee.

                                     PART I

Item 1.  Plan Information.

         Not applicable.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Not applicable.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

         The Registrant incorporates the following documents by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2000;

         (b) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended August 31, 2000;

         (c) The Registrant's Articles of Incorporation and Amendments thereto, and the Registrant's Bylaws;

         (d) All other documents filed by Registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.

Item 4.  Description of Securities.

         The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 25,000,000 shares of common stock, $.01 par value, of which approximately 7,080,039 shares of common stock are issued and outstanding.

         Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

         Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Officers and Directors.

         The Registrant is a Delaware corporation. The General Corporation Law of Delaware provides authority for broad indemnification of directors, officers, employees and agents. The Registrant's Articles of Incorporation, as Amended, incorporate the indemnification provisions of the General Corporation Law of Delaware to the fullest extent provided.

         The Registrant has entered into indemnification agreements with its Directors indemnifying them against liability and reasonable costs and expenses incurred in litigation arising by reason of the fact that he or she is or was a director, officer, stockholder, employee, or agent of the Registrant, provided that the director acted in good faith and in a manner reasonably intended to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits

Exhibit           Description


5                 Opinion of Richard P. Greene, P.A.

10.1              Consulting Agreement with Burton Dubbin, dated August 1997 *
10.2              Option Agreement with David Casterline, dated July 19, 2000
10.3              Agreement with Timothy Stoakes, dated July 19, 2000
10.4              Officer and Director Compensation Plan, dated October 26, 2000
10.5 Employment and Fee Agreement with Richard P. Greene, P.A., dated September 27, 2000

23.1              Consent of Richard P. Greene, P.A.
23.2              Consent of Wiss and Company, LLP
---------------------

* Previously filed with 1997 Form 10-KSB and incorporated by reference.

Item 9.  Undertakings.

         A.       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 16th day of November, 2000


                                       OAK TREE MEDICAL SYSTEMS, INC.


                    By:  /s/ Henry Dubbin
               -------------------------------------
                             Henry Dubbin, President


                    By:  /s/ Simon Boltuch
                -------------------------------------
                             Simon Boltuch, CFO

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                                  EXHIBIT INDEX


Exhibit           Description                                                           Page
-------           -----------                                                           -----

5                 Opinion of Richard P. Greene, P.A.

10.1              Consulting Agreement with Burton Dubbin, dated August 1997 *
10.2              Option Agreement with David Casterline, dated July 19, 2000
10.3              Agreement with Timothy Stoakes, dated July 19, 2000
10.4              Officer and Director Compensation Plan, dated October 26, 2000
10.5 Employment and Fee Agreement with Richard P. Greene, P.A., dated September 27, 2000

23.1              Consent of Richard P. Greene, P.A.
23.2              Consent of Wiss and Company, LLP
---------------------

* Previously filed with 1997 Form 10-KSB and incorporated by reference.
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